NewsRelease

Contact: John Byczkowski, FHLBank Cincinnati	For Immediate Release April 28, 2011

513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES FIRST QUARTER 2011 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the first quarter ended March 31, 2011. During the first quarter, the FHLBank’s financial condition remained strong. The FHLBank continued to fulfill its mission by providing readily available and favorably priced wholesale funding to its member financial institutions, supporting its commitment to affordable housing, and paying stockholders a competitive dividend on their investment in our company. Highlights include:

•	Net income was $42 million and return on average equity (ROE) was 4.80 percent. These figures compare to net income of $43 million and ROE of 4.98 percent for the same period of 2010.

•	Total assets at March 31, 2011 were $71.3 billion, a decrease of $0.3 billion (less than one percent) from year-end 2010. Average asset balances in the first three months of 2011 were $70.7 billion, a decline of four percent from the same period of 2010. The decline in average asset balances resulted primarily from a decrease in members’ Advance demand and lower loan balances in the Mortgage Purchase Program.

•	Capital adequacy continued to be strong, exceeding all minimum regulatory capital requirements. On March 31, 2011, GAAP capital, which includes $445 million of retained earnings, stood at $3.5 billion, or 4.95 percent of total assets.

•	During the first quarter of 2011, the FHLBank recorded an additional $2.6 million provision for credit losses on mortgage loans held in the $7.5 billion Mortgage Purchase Program. No provision for credit losses or impairment charges was required on Advances or investments.

•	The FHLBank paid stockholders a cash dividend on March 17, 2011 at a 4.50 percent annualized rate, which was 4.19 percentage points above the first quarter average 3-month LIBOR.

•	The FHLBank added $5 million during the first quarter of 2011 for use in its Affordable Housing Program, continuing the trend of adding to the available funds since the inception of the program in 1990.

Operating Results and Profitability

The ROE spreads to 3-month LIBOR and the Federal funds effective rate are two market benchmarks the FHLBank believes stockholders use to assess the competitiveness of return on their capital investment. These spreads were slightly below those in the first quarter of 2010, but remained very favorable compared to long-term historical levels.

	Three Months
	Ended March 31,
	2011	2010
ROE	4.80%	4.98%
ROE spread to 3-month LIBOR	4.49	4.72
ROE spread to overnight Federal funds	4.65	4.85

The similar operating results and profitability for the two periods shown reflected a relatively stable interest rate environment, balance sheet, and risk exposure. Negative factors that each moderately impacted net income were as follows:

•	a decrease in earnings from funding assets with interest-free capital as assets continued to reprice into the historically low interest rate environment;

•	lower Mortgage Purchase Program balances which normally earn wider spreads than most other assets;

•	the increase in the provision for Mortgage Purchase Program credit losses; and

•	slightly higher operating expenses.

Several positive factors offset these negative factors, including:

•	lower interest expense resulting from retiring a significant amount of relatively high-cost Consolidated Obligation Bonds before their final maturities throughout 2010 and the first quarter of 2011;

•	lower net amortization expense;

•	a moderate increase in market risk exposure; and

•	normal changes in the market values of derivatives.

Assets and Mission Asset Activity

The ending balance of Mission Asset Activity – composed of Advances, Letters of Credit, and the Mortgage Purchase Program – was $40.8 billion at March 31, 2011 compared to $44.1 billion at year-end 2010.

The principal balance of Advances fell $1.8 billion (six percent) from year-end 2010 to $27.7 billion at March 31, 2011. Continuation of a relatively weak economic recovery brought slow growth in new consumer, mortgage and commercial loans, which resulted in members’ on-going subdued demand for Advances in the first quarter. In addition, significant government funding and liquidity programs continued to be available to members, which further reduced Advance demand in the first quarter of 2011, continuing a trend that began two years ago. The government’s activities were led by the Federal Reserve System and its quantitative easing programs, which resulted in the banking system holding an extremely large amount of excess reserves.

The FHLBank would expect to see increased Advance demand when improvements occur in economic conditions, the Federal Reserve System’s monetary policy tightens, or the government’s liquidity programs wind down.

The principal balance of mortgage loans held for portfolio (the Mortgage Purchase Program) was $7.4 billion at March 31, 2011, a decrease of $0.3 billion (four percent) from year-end 2010. In the first quarter of 2011, the FHLBank purchased $0.3 billion of mortgage loans, while principal paydowns totaled $0.6 billion. Purchases fell short of paydowns because difficulties in the housing and mortgage markets continued to negatively impact the volume of origination and refinancing of mortgage loans which members could sell the FHLBank.

The balance of investments at March 31, 2011 was $32.1 billion, a decrease of four percent, or $1.2 billion, from year-end 2010. Total investments included $11.4 billion of mortgage-backed securities and $20.7 billion of liquidity instruments, which are generally held to support members’ funding needs, protect against the potential inability to access capital markets for debt issuances, and augment earnings. Only one percent ($0.1 billion) of the mortgage-backed securities held were private-label mortgage-backed securities (triple-A rated), while 99 percent were issued and guaranteed by Fannie Mae, Freddie Mac or a U.S. Agency. None of the FHLBank’s investments were considered to be other-than-temporarily impaired at March 31, 2011.

Risk Exposure

The FHLBank believes that its liquidity position remained strong during the first quarter of 2011, as did its overall ability to fund operations through Consolidated Obligation issuances at acceptable interest costs. Market risk exposure was moderately higher in the first three months of 2011 compared to the same period of 2010 as a result of interest rate changes and our funding more longer-term assets with shorter-term Consolidated Obligations. The market risk exposure was moderate at the end of the quarter and was within the normal range of historical positioning.

The FHLBank also continued to experience limited overall credit risk exposure from offering Advances, making investments, and executing derivative transactions. Based on analysis of credit risk exposures and application of GAAP, the FHLBank required no loss reserve for Advances and considered no investments to be other-than-temporarily impaired as of March 31, 2011. The FHLBank believes its policies and procedures related to credit underwriting, Advance collateral management, and transactions with investment and derivative counterparties continue to mitigate these risks.

Although the FHLBank increased its allowance for credit losses in the Mortgage Purchase Program to $14.2 million during the first quarter of 2011, the FHLBank believes that credit risk in the mortgage loan portfolio will remain moderate. However, in an adverse scenario of further large reductions in home prices and sustained elevated levels of unemployment, credit losses experienced in the portfolio could sharply increase.

Capital Stock and Retained Earnings

The amount of GAAP and regulatory capital changed less than one percent between December 31, 2010 and March 31, 2011. The GAAP capital-to-assets ratio at March 31, 2011 was 4.95 percent, while the regulatory capital-to-assets ratio was 5.43 percent. Both rates were well above the regulatory required minimum of 4.00 percent. Regulatory capital includes mandatorily redeemable capital stock accounted for as a liability under GAAP.

Retained earnings were $445 million at March 31, 2011, an increase of $7 million (two percent) from year-end 2010. Retained earnings are well above the FHLBank’s assessment of the minimum amount needed to protect against impairment risk of capital stock. The business and market environments were conducive to generating sufficient earnings to allow the FHLBank to continue paying stockholders a competitive dividend return in the first quarter of 2011 while also increasing retained earnings.

Housing and Community Investment

In more than 20 years of partnering with members and housing organizations, the FHLBank has awarded over $400 million for more than 55,000 housing units through its Affordable Housing Program. In the first quarter of 2011, the FHLBank’s earnings were sufficient to add $5 million to the Affordable Housing Program, which can be awarded to members in 2012. In addition to the Affordable Housing Program, the FHLBank also maintains a voluntary housing program with a commitment of $1 million to help provide ramps for persons with mobility restrictions requiring the use of wheelchairs.

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The Federal Home Loan Bank of Cincinnati is a triple-A rated regional wholesale cooperative bank. The FHLBank raises private-sector capital from member-stockholders and, with 11 other FHLBanks in the FHLBank System, issues high-quality debt in the worldwide capital markets in order to provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their capital investment through quarterly dividends. The FHLBank also funds community investment programs that help our members create affordable housing and promote community economic development. The FHLBank has 739 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLBank’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS

	March 31,	December 31,	Percent
	2011	2010	Change (2)
Total assets	$71,326	$71,631	—%
Advances (principal)	27,721	29,512	(6)
Mortgage loans held for portfolio (principal)	7,394	7,701	(4)
Total investments	32,080	33,314	(4)
Consolidated Obligations:
Discount Notes	35,160	35,003	—
Bonds	30,155	30,697	(2)

Total Consolidated Obligations	65,315	65,700	(1)

Mandatorily redeemable capital stock	331	357	(7)
Capital stock	3,096	3,092	—
Retained earnings	445	438	2
Total capital	3,533	3,523	—
Regulatory capital (1)	3,872	3,887	—
Capital-to-assets ratio (GAAP)	4.95%	4.92%
Capital-to-assets ratio (Regulatory) (1)	5.43%	5.43%

OPERATING RESULTS

	Three Months Ended March 31,
			Favorable/
			(Unfavorable)
	2011	2010	Change (2)

Total interest income	$277	$326	(15)%
Total interest expense	(207)	(258)	20

Net interest income	70	68	3

Provision for credit losses	(2)	—	NM
Other income	4	4	7
Other expense	(14)	(13)	(8)
Assessments	(16)	(16)	3

Net income	$42	$43	(2)

Return on average equity	4.80%	4.98%
Return on average assets	0.24%	0.24%
Net interest margin	0.40%	0.38%
Annualized dividend rate	4.50%	4.50%
Average 3-month LIBOR	0.31%	0.26%

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)	Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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